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                                                                      EXHIBIT 99


                               FOR:                   Empire of Carolina, Inc.

                               APPROVED BY:           Steve Geller
                                                      Chief Executive Officer
                                                      (407) 498-4000

                               CONTACT:               Naomi Rosenfeld/Betsy Bond
                                                      Press:  Michael McMullan
                                                      Morgen-Walke Associates
FOR IMMEDIATE RELEASE                                 (212) 850-5600
- ---------------------

                          EMPIRE OF CAROLINA ANNOUNCES
                             SECOND QUARTER RESULTS

         DELRAY BEACH, FL, August 7, 1996 -- Empire of Carolina, Inc. (AMEX-EMP) today announced results for the second quarter and six months ended June 30, 1996. Net sales for the quarter increased to $33.4 million compared with $19.6 million in the same period in 1995. The net loss for the quarter was $1,700,000 or $0.32 per share compared with a loss of $1,262,000 or $0.30 per share for the same period during the prior year. Net sales for the six months ended June 30, 1996 increased to $55.6 million from $38.7 million for the same period in 1995. The net loss for the six months ended June 30, 1996 was $3,856,000 or $0.73 per share compared to $2,268,000 or $0.54 per share for the six months ended June 30, 1995.

         Steven Geller, Chairman and Chief Executive Officer, commented, "I am pleased to report that our second quarter performance was ahead of analysts' expectations. Sales continue to be strong and retail take-away of our spring/summer lines has been excellent. Early retail sales performance of our Fantasy Fillies(TM) line has been above our plan. The sales of our core lines, such as Big Wheels(R), Buddy L(R) vehicles and Grand Champions(R) collectible horses are continuing to grow. However, offsetting our excellent first-half sales performance are several





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very recent events that are having a negative impact on production and will adversely affect earnings for the third and fourth quarter."

         The Company's production schedule was adversely affected by delays in the installation and start-up of new equipment, a plant shutdown necessitated by hurricane Bertha and the recently diagnosed serious illness of the Company's Senior Vice President of Manufacturing, who commenced medical leave on July 12, 1996. These events arose while the Tarboro facility was ramping up to meet peak seasonal production demands. To satisfy customer requirements, the Company has made the decision to temporarily outsource production of certain components to independent contract molders. The Company expects that the extra costs associated with these events will cause earnings to be below analysts' estimates.

         Mr. Geller continued, "While these developments are disappointing, our clear priority is to service our customers. In addition, shipments of merchandise sourced through our Hong Kong office, which represent approximately 25% of our business, have not been affected by these events."

         Mr. Geller added, "Marvin Smollar, the Company's President and Chief Operating Officer, has temporarily assumed direct responsibility for the manufacturing operations at the Tarboro facility. The Company remains committed to our goal of becoming a leading supplier of toys and plastic decorative holiday products and we do not expect that these developments will have a long-term affect on achieving our goals."

         This press release contains various forward-looking statements and information that are based on management's beliefs as well as assumptions made by and information currently available to management. Such statements are subject to various risks and uncertainties which could cause actual results to vary materially from those stated. Should one or more of these





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risks or uncertainties materialize or should underlying assumptions prove incorrect actual results may vary materially from those anticipated, estimated, expected or projected. Such risks and uncertainties include the Company's ability to manage inventory production and costs, to meet potential increases or decreases in demand, potential adverse customer impact due to delivery delays including effects on existing and future orders, competitive practices in the toy and decorative holiday products industries, changing consumer preferences and risks associated with consumer acceptance of new product introductions, potential increases in raw material prices, potential delays or production problems associated with foreign sourcing of production and the impact of pricing policies including providing discounts and allowances. Certain of these as well as other risks and uncertainties are described in more detail in the Company's Registration Statement on Form S-1 filed under the Securities Act of 1933, Registration No. 333-4440.

         Empire of Carolina, Inc. designs, develops, manufactures and markets a broad range of basic plastic children's toys. It's Holiday Products Division produces and markets decorative seasonal items including Christmas, Halloween and Easter illuminated products. The Company's full line of basic toys includes the Big Wheel(R) line of ride-on toys, Grand Champions(R) collectible horses, Buddy L(R) cars and trucks, and Power Driver(R) ride-ons.

                         (Financial Tables to Follow)





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                   EMPIRE OF CAROLINA, INC. AND SUBSIDIARIES
                CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                    (In Thousands, except per share amounts)
                                  (Unaudited)

                                                Three Months Ended               Six Months Ended
                                                    June 30,                         June 30,
                                                1996           1995             1996           1995
                                                ----           ----             ----           ----

  Net Sales                                  $33,422        $19,631          $55,608        $38,719

  Cost of goods sold                          25,907         12,939           42,124         25,876
                                             -------        -------          -------        -------
    Gross profit                               7,515          6,692           13,484         12,843

  Selling, and
    administrative expenses                    8,268          7,612           15,566         14,416

  Nonrecurring restructuring
    and relocating expenses                        0            409                0            559
                                             -------        -------          -------        -------
  Operating income (loss)                       (753)        (1,329)          (2,082)        (2,132)
                                             -------        -------          -------        -------

  Other Income (Expenses):
    Interest income, dividends,
      and net realized gains                        3           371               16            425

    Interest expense                          (2,302)          (894)          (4,434)        (1,561)
                                             -------        -------          -------        -------

    Total other income (expenses)             (2,229)          (523)          (4,418)        (1,136)
                                             -------        -------          -------        -------


  Loss before income taxes                    (3,052)        (1,852)          (6,500)        (3,268)


  Income tax benefit                           1,352            590            2,644          1,000
                                             -------        -------          -------        -------

  Net income (loss)                          $(1,700)       $(1,262)         $(3,856)       $(2,268)
                                             =======        =======          =======        =======


  Loss per common share                      $ (0.32)       $ (0.30)         $ (0.73)       $ (0.54)
                                             =======        =======          =======        =======

  Weighted average common
    shares outstanding                         5,321          4,191            5,261          4,191
                                             =======        =======          =======        =======





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